Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. REPORTS FOURTH QUARTER AND FULL

YEAR 2012 RESULTS

- Company Completes Transition to Real Estate Investment Trust –

- Despite Massive Transformation 2012 Full Year CCF Results in-line with Guidance –

NASHVILLE, Tenn. (February 12, 2013) – Ryman Hospitality Properties, Inc. (NYSE: RHP) today reported financial results for the fourth quarter and full year ended December 31, 2012. The Company completed the restructuring of its assets and operations to facilitate its qualification as a real estate investment trust (“REIT”) and is electing to be taxed as a REIT for the year ending December 31, 2013. Beginning October 1, 2012, Marriott International, Inc. assumed the management of the day-to-day operations of the Company’s Gaylord Hotels properties and certain of the Company’s attractions.

Colin V. Reed, chairman, chief executive officer and president of the Company, stated, “2012 was a transformative year for our company, as we transferred the management of our hotel properties and certain attractions, as well as their employees, to Marriott and streamlined and positioned the Company to elect REIT status for the year ending December 31, 2013. We are pleased with how these processes unfolded, and particularly with how our partnership with Marriott has progressed. Additionally, this quarter we established an ongoing dividend policy and announced the approval of a share repurchase program, which we believe is currently the appropriate strategic use of capital for our business.”

Reed continued, “We are pleased with how our business performed, especially in light of the massive changes that we drove in the fourth quarter from both a systems and personnel perspective, and the negative impact of Hurricane Sandy. In fact, after excluding REIT conversion costs, 2012 was a record year in profitability for our company, as measured by Consolidated Cash Flow, or CCF, as defined below.”

Highlights include:

•

Beginning in the fourth quarter of 2012, the retail operations at Gaylord Opryland, Gaylord National, and Gaylord Texan were outsourced to a third party retailer. As a result, the Company began receiving lease payments rather than full retail revenue and associated expense, thus lowering revenues on a consolidated basis and for each affected property.(1) Consolidated revenue for the fourth quarter of 2012 of $266.3 million was slightly favorable compared to the prior-year quarter consolidated revenue of $265.5 million, as adjusted to reflect the elimination of $3.9 million in retail revenues from the prior-year period from functions that were outsourced in 2012, or a 1.1 percent decrease from prior-year quarter consolidated revenue of $269.4 million without such adjustment. Consolidated revenue for the full year 2012 was $986.6 million, an increase of 4.0 percent over $948.2 million of consolidated revenue in the prior year, as adjusted for retail revenues, or a 3.6 percent increase over prior year consolidated revenue of $952.1 million without such adjustment.

•

The Hospitality segment, which includes Gaylord Opryland, Gaylord Palms, Gaylord Texan, Gaylord National and the Inn at Opryland (formerly the Radisson Hotel at Opryland) delivered total revenue of $249.0 million in the fourth quarter of 2012, an increase of 0.4 percent compared to $248.1 million of total revenue in the prior-year quarter, adjusted for retail revenues, or a decrease of 1.2 percent from the prior-year quarter total revenue of $252.0 million without such adjustment. For the full year 2012, total Hospitality segment revenue was $916.0 million, an increase of 3.8 percent from prior year total segment revenue of $882.7 million, as adjusted for retail revenues, or an increase of 3.3 percent from the prior year total segment revenue of $886.6 million without such adjustment.

•

Revenue per available room[2] (“RevPAR”) for the Hospitality segment during the fourth quarter of 2012 was down 0.6 percent compared to RevPAR during the fourth quarter of 2011. Total revenue per available room[3] (“Total RevPAR”) for the fourth quarter of 2012 declined 3.5 percent compared to Total RevPAR during the fourth quarter of 2011, or 2.0 percent adjusted for retail revenues. For the full year 2012, Hospitality segment RevPAR increased 2.5 percent over the prior year to $123.81. Total RevPAR for the full year 2012 increased 1.8 percent compared to Total RevPAR for the full year 2011, or 2.3 percent adjusted for retail revenues. Total RevPAR for the Hospitality segment for the fourth quarter of 2012 included attrition and cancellation fees of $1.9 million collected during the quarter compared to $3.3 million collected in the prior-year quarter. For the full year 2012 attrition and cancellation fee collections totaled $6.4 million compared to $9.2 million in the prior year.

•

Loss from continuing operations was $14.9 million, or $0.32 per fully diluted share (based on 46.2 million weighted average shares outstanding) in the fourth quarter of 2012 compared to income from continuing operations of $5.1 million, or $0.10 per fully diluted share, in the prior-year quarter (based on 49.1 million weighted average shares outstanding). Loss from continuing operations for the fourth quarter of 2012 includes $44.2 million in pretax expenses related to the Company’s conversion to a REIT and the impact of a $20 million pretax gain on the sale of brand rights to Marriott. Income from continuing operations in the fourth quarter of 2011 included a non-cash pre-tax charge of $4.7 million to dispose of fixed assets related to the development of new resort pools and a room renovation at Gaylord Palms. For the full year 2012, loss from continuing operations including REIT conversion costs was $26.6 million, or $0.56 per diluted share (based on 47.6 million weighted average shares outstanding), compared to income from continuing operations of $10.1 million in the full year 2011, or $0.20 per diluted share (based on 49.8 million weighted average shares outstanding). REIT conversion costs for the full year 2012 were $102.0 million. Income from continuing operations for the full year 2011 included a non-cash pre-tax charge of $8.2 million to dispose of fixed assets related to the development of new resort pools and a room renovation at Gaylord Palms.

•

Adjusted EBITDA[4] was $61.2 million in the fourth quarter of 2012, excluding REIT conversion costs of $44.2 million and base management fees of $4.3 million, compared to $54.4 million in the prior-year quarter. For the full year 2012, Adjusted EBITDA was $232.2 million, excluding REIT conversion costs of $102.0 million and base management fees of $4.3 million, compared to $204.8 million in the prior year.

•

Consolidated Cash Flow[5] (“CCF”) was $63.0 million in the fourth quarter of 2012, adjusted to exclude cash-based REIT conversion costs of $31.2 million and base management fees of $4.3 million for the quarter. Including cash-based REIT conversion costs and base management fees, CCF was $27.5 million in the fourth quarter of 2012 compared to $59.6 million in the same period last year. CCF for the full year 2012, excluding cash-based REIT conversion costs of $67.9 million and base management fees of $4.3 million, was $243.0 million, which was an increase of 11.9 percent over the prior year CCF of $217.2 million. CCF for the full year 2012, including cash-based REIT conversion costs and base management fees, decreased by 21.4 percent to $170.7 million compared to $217.2 million in the same period last year.

•

Gross advance group bookings in the fourth quarter of 2012 for all future periods were 640,831 room nights, a decrease of 12.8 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the fourth quarter of 2012 for all future periods were 463,884 room nights, a decrease of 20.9 percent compared to the same period last year. Net advance bookings for the fourth quarter of 2012 were impacted by 8,397 room nights of cancellations directly attributed to Hurricane Sandy.

Reed continued, “Despite the massive transformation our Company went through we ended 2012 within our guidance range for CCF of $235 - $245 million, which excluded REIT conversion expenses and base management fees.”

“In the fourth quarter we booked over 640,000 gross room nights, and over 463,000 net room nights. Although these levels reflect a decline compared to the fourth quarter of 2011, when considering that last year’s comparable period was a record-setting bookings quarter, as well as the continued disruption for our hotels’ sales team as they integrated into the Marriott system, we were encouraged by this production. For 2012 as a whole, we and Marriott booked over 1,940,000 gross room nights, an improvement over a very strong 2011, and a number we are very proud of given how much change our company encountered during the second half of the year.”

Segment Operating Results

Hospitality

Key components of the Company’s hospitality segment performance in the fourth quarter and full-year of 2012 include:

•

RevPAR for the Hospitality segment declined 0.6 percent to $123.40 in the fourth quarter of 2012 compared to $124.12 in the prior-year quarter. Total RevPAR for the Hospitality segment decreased 3.5 percent to $334.28 in the fourth quarter of 2012 compared to $346.50 in the prior-year quarter, or 2.0 percent compared to prior-year quarter Total RevPAR of $341.13 as adjusted for retail revenues as described above. Hospitality segment RevPAR increased 2.5 percent to $123.81 for the full year of 2012 compared to $120.77 for the full year of 2011. Hospitality segment Total RevPAR increased 1.8 percent to $310.21 for the full year of 2012 compared to $304.58 for the full year of 2011, or 2.3 percent compared to prior year Total RevPAR of $303.23 as adjusted for retail revenues.

•

Hospitality segment Adjusted CCF increased 0.3 percent in the fourth quarter of 2012 to $67.8 million, excluding base management fees of $4.2 million, compared to $67.6 million in the prior year quarter. Hospitality segment Adjusted CCF Margin was flat at 27.2 percent in the fourth quarter of 2012, excluding base management fees, compared to Hospitality segment Adjusted CCF margin of 27.2 percent for the same period last year, as adjusted for retail revenues. Full year 2012 Hospitality segment Adjusted CCF increased 8.8 percent to $270.2 million, excluding base management fees, compared to $248.3 million for full year 2011. Hospitality segment Adjusted CCF Margin increased 1.4 percentage points to 29.5 percent for the full year of 2012, excluding base management fees, compared to Hospitality segment Adjusted CCF Margin of 28.1 percent for the full year of 2011, as adjusted for retail revenues. Hospitality segment and individual hotel properties’ CCF and CCF Margin figures are presented in this release as adjusted to exclude the effect of base management fees in the fourth quarter of 2012. Supplemental pages present both the adjusted figures as well as CCF and CCF Margins calculated without the adjustments for base management fees.

•

Attrition for our Hospitality segment that occurred for groups that traveled in the fourth quarter of 2012 was 12.5 percent of the agreed-upon room block, compared to 8.9 percent for the same period in 2011. In-the-year, for-the-year cancellations in the fourth quarter of 2012 for the Hospitality segment totaled 17,416 room nights (8,397 room nights of which are attributed to Hurricane Sandy), compared to 9,738 in the same period of 2011. Attrition and cancellation fee collections for the Hospitality segment totaled $1.9 million in the fourth quarter of 2012, compared to $3.3 million for the same period in 2011. Hospitality segment attrition that occurred for groups that traveled in the full year 2012 was 8.3 percent of the agreed-upon room block compared to 8.7 percent for the full year 2011. Hospitality segment in-the-year, for-the-year cancellations for the full year 2012 totaled 63,142 room nights (including 8,397 room night impact from Hurricane Sandy) compared to 67,177 for the full year 2011. Attrition and cancellation fee collections totaled $6.4 million for the full year of 2012, compared to $9.2 million for the full year 2011.

At the property level, Gaylord Opryland generated revenue of $80.4 million in the fourth quarter of 2012, a 6.6 percent decrease compared to the prior-year quarter of $86.0 million, or a decrease of 3.7 percent compared to $83.5 million of revenue in the prior-year quarter after the adjustment to reflect the elimination of $2.6 million of retail revenues at the hotel from the prior-year period that were outsourced in 2012. This decrease was driven primarily by a decline in corporate group business as compared to 2011. It is important to note that the fourth quarter of 2011 represented Gaylord Opryland’s best performance on record for both CCF and CCF Margin driven by a very favorable corporate group mix. In fact, October 2011 was the highest single month CCF performance on record for the hotel. As such, fourth quarter 2012 had a very difficult comparison. Occupancy for the fourth quarter of 2012 decreased 1.2 percentage points to 72.3 percent compared to 73.5 percent for the prior-year quarter. Average Daily Rate (“ADR”) during the fourth quarter of 2012 increased 0.9 percent to $163.80, compared to $162.38 in the prior-year quarter, as a result of higher transient rates that offset the decline in corporate group rooms for the quarter. RevPAR in the fourth quarter of 2012 decreased 0.8 percent to $118.40 compared to $119.31 in the prior-year quarter. Total RevPAR decreased 6.6 percent for the fourth quarter of 2012 from $324.57 to $303.21, or a decrease of 3.7 percent from $314.79 as adjusted for retail revenues. The declines in outside the room spend on food and beverage resulted from less corporate group business. The hotel’s Adjusted CCF for the fourth quarter of 2012, excluding base management fees of $1.4 million, was $21.8 million a 6.6 percent decrease compared to $23.4 million in the prior-year quarter. Adjusted

CCF Margin, excluding base management fees, was 27.1 percent in the fourth quarter of 2012, a decrease of 0.9 percentage points from the prior-year quarter, as adjusted for retail revenues. Full year 2012 revenue was $288.7 million, a 1.1 percent decrease compared to prior year revenue of $291.8 million, or a decrease of 0.2 percent compared to prior year revenue of $289.2 million as adjusted for retail revenues. Occupancy for the full year 2012 was 72.9 percent, compared to 72.8 percent for the full year 2011. ADR for the full year 2012 increased 1.7 percent to $156.18, compared to $153.54 in the prior year. RevPAR for the full year 2012 increased 1.9 percent to $113.83, compared to $111.76 in the prior year. Total RevPAR for the full year 2012 decreased 1.4 percent from $277.61 to $273.69, or a decrease of 0.5 percent from $275.14 as adjusted for retail revenues. Full year 2012 Adjusted CCF, excluding base management fees of $1.4 million, decreased 2.8 percent to $85.0 million, compared to $87.4 million in the prior year, resulting in a 29.4 percent Adjusted CCF Margin, a 0.8 percentage point decrease compared to the prior year, as adjusted for retail revenues.

Gaylord Palms posted revenue of $43.5 million in the fourth quarter of 2012, an 8.9 percent increase compared to $39.9 million in the prior-year quarter driven by an increase in ADR and food and beverage revenue. Occupancy for the fourth quarter of 2012 decreased 9.6 percentage points from the prior-year quarter to 67.9 percent. Room nights in the fourth quarter of 2011 included 17,617 room nights out-of-service for renovations. ADR for the fourth quarter of 2012 increased 11.4 percent to $171.21, compared to $153.65 in the prior-year quarter, driven by an increase across all customer segments. Fourth quarter 2012 RevPAR decreased 2.3 percent to $116.27, compared to $119.03 in the prior-year quarter, driven by the decrease in occupancy. Total RevPAR in the fourth quarter of 2012 decreased 5.9 percent to $336.27, compared to $357.23 in the prior-year quarter. Adjusted CCF in the fourth quarter of 2012 increased 26.1 percent to $9.7 million, after excluding base management fees of $0.7 million, compared to $7.7 million in the prior-year quarter, despite an approximately $1.3 million negative impact from Hurricane Sandy. Adjusted CCF Margin for the fourth quarter of 2012, excluding base management fees, increased 3.1 percentage points to 22.3 percent, compared to 19.2 percent in the prior-year quarter. Room nights for the full year 2012 include 10,934 room nights out-of-service for renovations, and full year 2011 included 23,960 room nights out-of-service for renovations. For the full year, 2012 occupancy increased 3.7 percentage points to 77.6 percent, compared to 73.9 percent in 2011, and ADR increased to $166.67, compared to $155.09 for full year 2011. Full year 2012 RevPAR increased 12.8 percent to $129.28, compared to $114.58 in the full year of 2011, driven by the increase in ADR across all customer segments. In the full year of 2012, Total RevPAR increased 13.2 percent to $346.78, compared to $306.31 in the full year 2011. Full year 2012 revenue of $174.7 million represents a 16.6 percent increase compared to $149.9 million in the prior year. Adjusted CCF increased 45.4 percent to $51.7 million for the full year 2012, after excluding base management fees of $0.7 million, compared to $35.6 million in the prior year, resulting in an Adjusted CCF Margin of 29.6 percent, a 5.9 percentage point increase compared to 23.7 percent in the full year 2011. The Gaylord Palms successful year is attributed to a combination of an improving lodging market in Orlando and the completed rooms renovation and enhanced amenities such as the sports bar, new resort pool, and events lawn area.

Gaylord Texan posted revenue of $60.8 million in the fourth quarter of 2012, a 3.7 percent increase compared to the prior-year quarter of $58.7 million, or an increase of 5.0 percent compared to $57.9 million of revenue in the prior-year quarter after the adjustment to reflect the elimination of $0.7 million in retail revenues from the prior-year period that were outsourced in 2012. This increase was driven partially by an increase in food and beverage revenue. Occupancy for the fourth quarter of 2012 increased by 3.7 percentage points to 78.1 percent compared to 74.4 percent in the fourth quarter of 2011. ADR decreased 4.2 percent to $177.12 in the fourth quarter of 2012 compared to $184.89 in the prior-year quarter, driven by an increase in lower-rated transient room nights. RevPAR in the fourth quarter of 2012 increased 0.5 percent to $138.26 compared to $137.52 in the prior-year quarter. Total RevPAR increased 3.7 percent in the fourth quarter of 2012 from $422.09 to $437.59, or an increase of 5.0 percent from $416.82 as adjusted for retail revenues. The increase was driven by an increase in food and beverage revenue. Banquet revenue was strong due to higher banquet spending by groups during the quarter and favorable capture of local traffic to the property’s holiday program offerings. The hotel’s Adjusted CCF in the fourth quarter of 2012, excluding base management fees of $1.1 million, increased to $20.2 million, compared to $19.4 million in the prior-year quarter. Adjusted CCF Margin for the fourth quarter of 2012, excluding base management fees, was 33.3 percent, a 0.2 percentage point decrease from 33.5 percent in the prior-year quarter, as adjusted for retail revenues. Full year 2012 revenue was $200.2 million, a 1.0 percent decrease compared to prior year revenue of $202.3 million, or a decrease of 0.7 percent compared to prior year revenue of $201.6 million as adjusted for retail revenues. Occupancy for the full year 2012 was 74.8 percent and represented a 0.9 percentage point decline compared to 75.7 percent in 2011. ADR for the full year 2012 decreased 2.9 percent to $173.06 from $178.32 in 2011. RevPAR in the full year of 2012 decreased 4.2 percent to $129.38, compared to $135.03 in the prior year. Total RevPAR for the full year 2012 decreased 1.3 percent from $366.89 to $362.07, or a decrease of 1.0 percent from $365.56 as adjusted for retail revenues. Full year 2012 Adjusted CCF, excluding base management fees, decreased 5.6 percent to $63.5 million, compared to $67.3 million in the prior year, resulting in a 31.7 percent Adjusted CCF Margin, a 1.7 percentage point decrease compared to the prior year, as adjusted for retail revenues. In 2011, the Gaylord Texan recorded its best CCF and CCF Margin performance on record as it benefited from the impact of the Super Bowl in February 2011 and solid group performance throughout the year driving increases in ADR, occupancy, and subsequent outside-the-room spend, which made a particularly difficult comparison.

Gaylord National generated revenue of $61.9 million in the fourth quarter of 2012, a 4.7 percent decrease compared to the prior-year quarter of $65.0 million, or a decrease of 3.8% compared to $64.3 million of revenue in the prior-year quarter after the adjustment to reflect the elimination of $0.6 million in retail revenues from the prior-year period that were outsourced in 2012. This decrease was driven by the decline in occupancy resulting from lower group business and the impact of Hurricane Sandy. Occupancy for the fourth quarter of 2012 was down 5.1 percentage points to 61.8 percent compared to the prior-year quarter, impacted by Hurricane Sandy which ultimately resulted in approximately 4,000 room cancellations. ADR increased 8.6 percent in the fourth quarter of 2012 to $216.73 compared to $199.65 in the prior year quarter. RevPAR in the fourth quarter of 2012 was flat at $133.88 compared to $133.54 in the prior-year quarter, as the increase in ADR offset the occupancy decline. Total RevPAR declined 4.7 percent from $353.78 to $337.21 in the fourth quarter of 2012, or a decrease of 3.8 percent from $350.42 as adjusted for retail revenues. The decrease was driven by a decline in food and beverage particularly in banquets due to a group mix shift to less association business as compared to 2011. The hotel’s Adjusted CCF, excluding base management fees of $1.0 million, decreased 7.2 percent to $14.9 million in the fourth quarter of 2012, compared to $16.0 million in the prior-year quarter, driven by an approximately $1.5 million negative impact from Hurricane Sandy. Adjusted CCF Margin, excluding base management fees, decreased 0.8 percentage points to 24.1 percent in the fourth quarter of 2012 compared to 24.9 percent in the prior-year quarter, as adjusted for retail revenues. Revenue for the full year of 2012 was $242.4 million, a 3.1 percent increase compared to prior year revenue of $235.1 million, or an increase of 3.4 percent compared to prior year revenues of $234.5 million as adjusted for retail revenues. Occupancy for the full year was 68.9 percent, which was flat compared to occupancy of 68.8 percent in 2011. Full year 2012 ADR increased 3.4 percent to $202.24 compared to $195.66 in 2011. RevPAR in the full year 2012 increased 3.6 percent to $139.33 compared to $134.52 in the prior year. Total RevPAR for the full year 2012 increased 2.8 percent from $322.72 to $331.78, or an increase of 3.1 percent from $321.87 as adjusted for retail revenues. Total RevPAR for the full year 2012 was positively impacted by the increase in RevPAR and outside-the-room spending. Full year 2012 Adjusted CCF, after excluding base management fees of $1.0 million, increased 18.8 percent to $66.9 million, compared to $56.3 million in the prior year, resulting in a 27.6 percent Adjusted CCF Margin, a 3.6 percentage point increase from the prior year, as adjusted for retail revenues.

Reed continued, “This was a strong year across our properties, as we delivered increases in RevPAR, Total RevPAR and ADR compared to 2011. I am particularly proud of the record level of profitability our Hospitality segment produced during this past year. This performance is especially noteworthy given the time and energy required at the property level to ensure a smooth transition process over the past two quarters.”

“In the fourth quarter our properties performed steadily, though we felt the impact of Hurricane Sandy in the form of cancelled group room nights and lost revenue. Gaylord Palms had a particularly strong quarter, posting solid increases in revenue and CCF in spite of an approximately $1.3 million profit impact as a result of the storm. Gaylord Opryland and Gaylord National also performed solidly, however each faced exceptionally difficult comparisons to the fourth quarter in 2011. Gaylord Texan delivered solid increases in revenue, occupancy and Total RevPAR in the quarter.”

Opry and Attractions

Opry and Attractions segment revenue remained flat at $17.3 million in the fourth quarter of 2012. The segment’s CCF increased to $4.3 million in the fourth quarter of 2012, from $3.7 million in the prior-year quarter. For the full year of 2012, the segment’s CCF increased to $18.5 million, from $14.5 million in the prior year, which was its best performance on record.

Corporate and Other

Corporate and Other operating loss totaled $19.0 million in the fourth quarter of 2012 compared to an operating loss of $16.0 million in the same period last year. Corporate and Other CCF in the fourth quarter of 2012 was a loss of $9.1 million, compared to a loss of $11.4 million in the same period last year as the Company began to realize some of the cost benefits of a smaller corporate organization. For the full year 2012, Corporate and Other CCF was a loss of $44.9 million, compared to a loss of $44.7 million in 2011.

Real Estate Investment Trust (REIT) Conversion

The Company has segregated all REIT conversion costs from normal operations and reported these amounts as REIT conversion costs in the accompanying financial information. During the fourth quarter of 2012, the Company incurred $44.2 million of costs associated with this conversion. These costs include noncash impairment charges ($12.0 million), professional fees ($2.7 million), employment and severance costs ($14.3 million), and various other transition costs ($15.2 million). For the full-year 2012, the Company incurred approximately $102.0 million in costs related to the REIT conversion, including noncash impairment charges and stock option expense. Excluding noncash impairment costs and stock option expense related to the conversion, the Company incurred $31.2 million and $67.9 million in REIT conversion costs during the fourth quarter and full year 2012, respectively.

On December 21, 2012, the Company paid a special dividend in the amount of $6.84 per share of common stock, or an aggregate of approximately $309.8 million in connection with its plan to qualify as a REIT for federal income tax purposes effective as of January 1, 2013. Stockholders of record had the option to elect to receive payment of the special dividend in cash or shares of common stock, with the total amount of cash payable to stockholders limited to a maximum of 20 percent, or approximately $62.0 million, of the special dividend. Cash elections exceeded the amount of cash available for distribution, and, therefore, the available cash was prorated among those stockholders that elected to receive cash, and the remainder of the special dividend was paid in shares of common stock. The Company paid an aggregate of approximately $62.0 million and issued approximately 6.7 million new shares of common stock in connection with the payment of the special dividend.

The Company estimates that it will incur federal income taxes of between $4 million to $7 million for tax year 2012. This estimate includes the impact associated with the receipt of the $210 million purchase price in the Marriott sale transaction and other transactions related to the REIT conversion, net of remaining net operating losses and credit carryforwards.

Development Update

As disclosed previously, the Company will no longer view independent, large-scale development of resort and convention hotels as a means of growth. As a result of its decision to convert to a REIT, in connection with the preparation of its quarterly financial statements, the Company recorded an impairment charge of $6.9 million to write off capitalized costs associated with the previous development project in Aurora, Colorado. While it continues to view Aurora as a viable market, the Company has concluded that if and when the Company’s participation in the project moves forward, the project should proceed under the direction and leadership of an unrelated third party who will most likely use its own resources to complete the project. As such, the Company does not believe that it will be able to realize its previous investment in the project.

Dividend Policy and Share Repurchase Program

On December 17, 2012, the Company announced that its Board of Directors had approved its current dividend policy pursuant to which the Company plans to pay a quarterly cash dividend to stockholders in an amount equal to on an annualized basis at least 50% of Adjusted Funds from Operations (AFFO), as defined by the Company or 100% of REIT taxable income on an annual basis, whichever is greater. The declaration, timing and amount of dividends will be determined by future action of the Company’s Board of Directors, and the dividend policy may be altered at any time by the Company’s Board of Directors.

The Company simultaneously announced that its Board of Directors had authorized a share repurchase program for up to $100 million of the Company’s common stock using cash on hand and borrowings under the revolving credit line of its $925 million credit facility. The repurchases are intended to be implemented through open market transactions on U.S. exchanges or in privately negotiated transactions, in accordance with applicable securities laws, and any market purchases will be made during open trading window periods or pursuant to any applicable Rule 10b5-1 trading plans. The timing, prices, and sizes of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock.

Liquidity

As of December 31, 2012, the Company had long-term debt outstanding, including current portion, of $1,031.9 million and unrestricted cash of $97.2 million. At December 31, 2012, $380.0 million of borrowings were undrawn under the Company’s $925.0 million credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $372.0 million of availability under the credit facility. On January 17, 2013, the Company redeemed its remaining 6.75% senior notes at par at a cost of $152.2 million, which was funded using operational cash flow and borrowings under the revolving credit line of the Company’s $925 million credit facility.

Company to Provide Outlook at Upcoming Investor and Analyst Day

The Company will provide its outlook for 2013 at its Investor and Analyst Day on Friday, February 15th. The event will take place at Gaylord National Resort and Convention Center, just outside of Washington, DC in National Harbor, MD. The presentation portion of the event will begin at 9 a.m. Eastern Standard Time (EST). Investors can view and listen to the presentation over the Internet at www.rymanhp.com. To listen to the live event, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

Webcast and Replay

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.:

Ryman Hospitality Properties, Inc. (NYSE: RHP), is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,797 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the effect of the Company’s election of REIT status, the amount of conversion or other costs relating to the restructuring transactions, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time, plans to engage in common stock repurchase transactions and the timing and form of such transactions, development and acquisition plans and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes effective for the year ending December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted Funds from Operations and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements and to refinance indebtedness. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012, and September 30, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels was outsourced to a third party retailer in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. During the fourth quarter of 2012 and full year 2012 the change resulted in revenue decreases of approximately

$3.6 million (Gaylord Opryland–$2.2 million, Gaylord Texan–$0.7 million, and Gaylord National–$0.6 million). The change impacted consolidated revenue and Hospitality segment and property revenue and CCF Margin, which is computed based on revenue, but did not significantly impact other measures (e.g., Adjusted EBITDA and CCF). To enable period-over-period comparison, we have included adjusted prior period revenue figures to reflect the elimination in the fourth quarter of retail revenues from operations that have been outsourced in the 2012 period. No adjustments were made to the Gaylord Palms results due to the fact that during all periods presented retail operations were outsourced at that property.
[2]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room revenue by room nights available to guests for the period.
[3]

The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period. Total RevPAR for the fourth quarter of 2012 and full year 2012 was impacted by outsourcing of retail operations and resulting elimination of retail revenue as explained in footnote 1 above.

[4]

Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the Supplemental Financial Results contained in this press release.

[5]

As discussed in footnote 4 above, Adjusted EBITDA is used herein as essentially operating income/(loss) plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s former 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of impairment charges, preopening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure has been one of the principal tools used by management in evaluating the operating performance of the Company’s business. The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue. Adjusted CCF has also been presented, which excludes base management fees and, for the consolidated CCF calculation, REIT conversion costs.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2012	2011	2012	2011
Revenues	$266,321	$269,399	$986,594	$952,144
Operating expenses:
Operating costs	161,884	163,949	570,905	566,390
Selling, general and administrative	43,091	50,471	182,253	179,301
Management fees	4,337	—	4,337	—
REIT conversion costs	44,165	—	101,964	—
Casualty loss	139	595	858	1,225
Preopening costs	—	22	340	408
Depreciation and amortization	37,302	34,594	130,691	125,289

Operating income (loss)	(24,597)	19,768	(4,754)	79,531

Interest expense, net of amounts capitalized	(14,633)	(14,412)	(58,582)	(74,673)
Interest income	3,051	2,772	12,307	12,460
Income from unconsolidated companies	—	—	109	1,086
Other gains and (losses), net	20,000	(422)	22,251	(916)

Income (loss) before income taxes	(16,179)	7,706	(28,669)	17,488

(Provision) benefit for income taxes and discontinued operations	1,236	(2,651)	2,034	(7,420)

Income (loss) from continuing operations	(14,943)	5,055	(26,635)	10,068

Income (loss) from discontinued operations, net of taxes	(9)	48	(9)	109

Net income (loss)	$(14,952)	$5,103	$(26,644)	$10,177

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.32)	$0.10	$(0.56)	$0.21
Income from discontinued operations, net of taxes	—	0.01	—	—

Net income (loss)	$(0.32)	$0.11	$(0.56)	$0.21

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.32)	$0.10	$(0.56)	$0.20
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$(0.32)	$0.10	$(0.56)	$0.20

Weighted average common shares for the period:
Basic	46,201	48,411	47,602	48,351
Fully-diluted	46,201	49,127	47,602	49,783

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Dec. 31,	Dec. 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$97,170	$44,388
Cash and cash equivalents - restricted	6,210	1,150
Trade receivables, net	55,343	41,939
Deferred income taxes	10,688	8,641
Other current assets	41,834	48,538

Total current assets	211,245	144,656

Property and equipment, net of accumulated depreciation	2,148,999	2,209,127
Notes receivable, net of current portion	138,975	142,567
Long-term deferred financing costs	11,347	15,947
Other long-term assets	32,245	50,713
Long-term assets of discontinued operations	328	390

Total assets	$2,543,139	$2,563,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations (a)	$130,358	$755
Accounts payable and accrued liabilities	218,224	168,975
Current liabilities of discontinued operations	237	186

Total current liabilities	348,819	169,916

Long-term debt and capital lease obligations, net of current portion	901,505	1,073,070
Deferred income taxes	99,626	108,219
Deferred management rights proceeds	186,346	—
Other long-term liabilities	152,794	166,209
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	853,598	1,045,535

Total liabilities and stockholders’ equity	$2,543,139	$2,563,400

(a)	Reflects a portion of the Company’s $360 million 3.75% Convertible Notes being classified as current at December 31, 2012 as a result of their convertibility at that time. These notes were not convertible at December 31, 2011.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2012		2011		2012		2011
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue (b)	$266,321	100.0%	$269,399	100.0%	$986,594	100.0%	$952,144	100.0%

Net income (loss)	$(14,952)	-5.6%	$5,103	1.9%	$(26,644)	-2.7%	$10,177	1.1%
(Income) loss from discontinued operations, net of taxes	9	0.0%	(48)	0.0%	9	0.0%	(109)	0.0%
Provision (benefit) for income taxes	(1,236)	-0.5%	2,651	1.0%	(2,034)	-0.2%	7,420	0.8%
Other (gains) and losses, net	(20,000)	-7.5%	422	0.2%	(22,251)	-2.3%	916	0.1%
Income from unconsolidated companies	—	0.0%	—	0.0%	(109)	0.0%	(1,086)	-0.1%
Interest expense, net	11,582	4.3%	11,640	4.3%	46,275	4.7%	62,213	6.5%

Operating income (loss)	(24,597)	-9.2%	19,768	7.3%	(4,754)	-0.5%	79,531	8.4%
Depreciation & amortization	37,302	14.0%	34,594	12.8%	130,691	13.2%	125,289	13.2%

Adjusted EBITDA	12,705	4.8%	54,362	20.2%	125,937	12.8%	204,820	21.5%
Preopening costs	—	0.0%	22	0.0%	340	0.0%	408	0.0%
Impairment charges	12,004	4.5%	332	0.1%	33,291	3.4%	332	0.0%
Other non-cash expenses	1,427	0.5%	4,050	1.5%	5,706	0.6%	8,409	0.9%
Stock option expense	1,346	0.5%	860	0.3%	3,176	0.3%	3,252	0.3%
Other gains and (losses), net	20,000	7.5%	(422)	-0.2%	22,251	2.3%	(916)	-0.1%
(Gain) loss on sales of assets	(20,000)	-7.5%	422	0.2%	(20,000)	-2.0%	917	0.1%

CCF (b)	$27,482	10.3%	$59,626	22.1%	$170,701	17.3%	$217,222	22.8%

Hospitality segment (a)
Revenue (b)	$249,005	100.0%	$252,027	100.0%	$916,041	100.0%	$886,634	100.0%
Operating income	35,803	14.4%	34,313	13.6%	149,870	16.4%	130,531	14.7%
Depreciation & amortization	26,366	10.6%	30,567	12.1%	107,343	11.7%	109,521	12.4%
Preopening costs	—	0.0%	22	0.0%	340	0.0%	408	0.0%
Other non-cash expenses	1,427	0.6%	2,407	1.0%	5,706	0.6%	6,766	0.8%
Stock option expense	—	0.0%	264	0.1%	461	0.1%	1,040	0.1%
Other gains and (losses), net	—	0.0%	(206)	-0.1%	2,251	0.2%	(655)	-0.1%
Loss on sales of assets	—	0.0%	206	0.1%	—	0.0%	656	0.1%

CCF (b)	$63,596	25.5%	$67,573	26.8%	$265,971	29.0%	$248,267	28.0%

Opry and Attractions segment (a)
Revenue	$17,309	100.0%	$17,342	100.0%	$70,463	100.0%	$65,386	100.0%
Operating income	2,935	17.0%	2,039	11.8%	13,215	18.8%	8,760	13.4%
Depreciation & amortization	1,294	7.5%	1,293	7.5%	5,119	7.3%	5,261	8.0%
Other non-cash expenses	—	0.0%	360	2.1%	—	0.0%	360	0.6%
Stock option expense	35	0.2%	48	0.3%	126	0.2%	167	0.3%

CCF	$4,264	24.6%	$3,740	21.6%	$18,460	26.2%	$14,548	22.2%

Corporate and Other segment (a)
Revenue	$7		$30		$90		$124
Operating loss	(19,031)		(15,989)		(65,017)		(58,535)
Depreciation & amortization	9,642		2,734		18,229		10,507
Other non-cash expenses	—		1,283		—		1,283
Stock option expense	338		548		1,842		2,045
Other gains and (losses), net	20,000		(216)		20,000		(261)
(Gain) loss on sales of assets	(20,000)		216		(20,000)		261

CCF	$(9,051)		$(11,424)		$(44,946)		$(44,700)

REIT Conversion Costs (a)
Operating loss	$(44,165)		$—		$(101,964)		$—
Impairment charges	12,004		—		33,291		—
Stock option expense	973		—		747		—

CCF	$(31,188)		$—		$(67,926)		$—

Casualty Loss (a)
Casualty loss	$(139)		$(595)		$(858)		$(1,225)
Insurance proceeds	—		—		—		—

Operating loss	(139)		(595)		(858)		(1,225)
Impairment charges	—		332		—		332

CCF	$(139)		$(263)		$(858)		$(893)

(a)	Individual segments exclude effect of REIT Conversion Costs and Casualty Loss, which is shown separately.
(b)	For figures reflecting adjustments to retail revenue and adjustments to CCF and CCF Margin to exclude base management fees, as described in this release, see below under “Reconciliation of Adjusted Results.”

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	69.5%	72.2%	72.6%	72.2%
Average daily rate (ADR)	$177.48	$171.85	$170.48	$167.27
RevPAR	$123.40	$124.12	$123.81	$120.77
OtherPAR	$210.88	$222.38	$186.40	$183.81
Total RevPAR	$334.28	$346.50	$310.21	$304.58

Revenue (a)	$249,005	$252,027	$916,041	$886,634
CCF (a)	$63,596	$67,573	$265,971	$248,267
CCF Margin (a)	25.5%	26.8%	29.0%	28.0%

Gaylord Opryland

Occupancy	72.3%	73.5%	72.9%	72.8%
Average daily rate (ADR)	$163.80	$162.38	$156.18	$153.54
RevPAR	$118.40	$119.31	$113.83	$111.76
OtherPAR	$184.81	$205.26	$159.86	$165.85
Total RevPAR	$303.21	$324.57	$273.69	$277.61

Revenue (a)	$80,393	$86,043	$288,693	$291,781
CCF (a)	$20,451	$23,376	$83,581	$87,396
CCF Margin (a)	25.4%	27.2%	29.0%	30.0%

Gaylord Palms (b)

Occupancy	67.9%	77.5%	77.6%	73.9%
Average daily rate (ADR)	$171.21	$153.65	$166.67	$155.09
RevPAR	$116.27	$119.03	$129.28	$114.58
OtherPAR	$220.00	$238.20	$217.50	$191.73
Total RevPAR	$336.27	$357.23	$346.78	$306.31

Revenue (a)	$43,455	$39,916	$174,662	$149,859
CCF (a)	$8,938	$7,671	$51,003	$35,590
CCF Margin (a)	20.6%	19.2%	29.2%	23.7%

Gaylord Texan

Occupancy	78.1%	74.4%	74.8%	75.7%
Average daily rate (ADR)	$177.12	$184.89	$173.06	$178.32
RevPAR	$138.26	$137.52	$129.38	$135.03
OtherPAR	$299.33	$284.57	$232.69	$231.86
Total RevPAR	$437.59	$422.09	$362.07	$366.89

Revenue (a)	$60,830	$58,675	$200,235	$202,310
CCF (a)	$19,194	$19,420	$62,442	$67,268
CCF Margin (a)	31.6%	33.1%	31.2%	33.2%

Gaylord National

Occupancy	61.8%	66.9%	68.9%	68.8%
Average daily rate (ADR)	$216.73	$199.65	$202.24	$195.66
RevPAR	$133.88	$133.54	$139.33	$134.52
OtherPAR	$203.33	$220.24	$192.45	$188.20
Total RevPAR	$337.21	$353.78	$331.78	$322.72

Revenue (a)	$61,922	$64,966	$242,379	$235,113
CCF (a)	$13,861	$16,049	$65,846	$56,292
CCF Margin (a)	22.4%	24.7%	27.2%	23.9%

The Inn at Opryland (c)

Occupancy	59.4%	63.7%	61.7%	62.6%
Average daily rate (ADR)	$102.67	$96.21	$103.70	$98.24
RevPAR	$60.99	$61.31	$63.99	$61.52
OtherPAR	$25.28	$25.75	$26.83	$21.95
Total RevPAR	$86.27	$87.06	$90.82	$83.47

Revenue (a)	$2,405	$2,427	$10,072	$7,571
CCF (a)	$1,152	$1,057	$3,099	$1,721
CCF Margin (a)	47.9%	43.6%	30.8%	22.7%

(a)	For figures reflecting adjustments to retail revenue and adjustments to CCF and CCF Margin to exclude base management fees, as described in this release, see below under “Reconciliation of Adjusted Results.”
(b)	Excludes 123 and 10,934 room nights that were taken out of service during the three months and twelve months ended December 31, 2012, respectively, and 17,617 and 23,960 room nights taken out of service during the three months and twelve months ended December 31, 2011, respectively, as a result of a rooms renovation program at Gaylord Palms.
(c)	Includes other hospitality revenue and expense.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
Consolidated:
Revenue	$266,321	$269,399	$986,594	$952,144
Less: Retail Inventory Adjustment	—	(3,940)	—	(3,940)

Adjusted Revenue	$266,321	$265,459	$986,594	$948,204

Adjusted EBITDA	$12,705	$54,362	$125,937	$204,820
Add: Base Management Fee	4,337	—	4,337	—
Add: REIT Conversion Costs	44,165	—	101,964	—

Revised Adjusted EBITDA	$61,207	$54,362	$232,238	$204,820

Total CCF	$27,482	$59,626	$170,701	$217,222
Add: Base Management Fee	4,337	—	4,337	—
Add: REIT Conversion Costs	31,188	—	67,926	—

Adjusted CCF	$63,007	$59,626	$242,964	$217,222

Hospitality Segment:
Revenue	$249,005	$252,027	$916,041	$886,634
Less: Retail Inventory Adjustment	—	(3,940)	—	(3,940)

Adjusted Revenue	$249,005	$248,087	$916,041	$882,694
Available Room Nights	744,893	727,246	2,952,934	2,910,959

Adjusted Total RevPAR	$334.28	$341.13	$310.21	$303.23

Total CCF	$63,596	$67,573	$265,971	$248,267
Add: Base Management Fee	4,208	—	4,208	—

Adjusted CCF	$67,804	$67,573	$270,179	$248,267
CCF Margin	25.5%	26.8%	29.0%	28.0%
Adjusted CCF Margin	27.2%	27.2%	29.5%	28.1%

Gaylord Opryland:
Revenue	$80,393	$86,043	$288,693	$291,781
Less: Retail Inventory Adjustment	—	(2,592)	—	(2,592)

Adjusted Revenue	$80,393	$83,451	$288,693	$289,189
Available Room Nights	265,144	265,099	1,054,812	1,051,065
Adjusted Total RevPAR	$303.21	$314.79	$273.69	$275.14

Total CCF	$20,451	$23,376	$83,581	$87,396
Add: Base Management Fee	1,375	—	1,375	—

Adjusted CCF	$21,826	$23,376	$84,956	$87,396
CCF Margin	25.4%	27.2%	29.0%	30.0%
Adjusted CCF Margin	27.1%	28.0%	29.4%	30.2%

Gaylord Palms:
Revenue	$43,455	$39,916	$174,662	$149,859
Less: Retail Inventory Adjustment	—	—	—	—

Adjusted Revenue	$43,455	$39,916	$174,662	$149,859
Available Room Nights	129,228	111,736	503,662	489,232
Adjusted Total RevPAR	$336.27	$357.23	$346.78	$306.31

Total CCF	$8,938	$7,671	$51,003	$35,590
Add: Base Management Fee	733	—	733	—

Adjusted CCF	$9,671	$7,671	$51,736	$35,590
CCF Margin	20.6%	19.2%	29.2%	23.7%
Adjusted CCF Margin	22.3%	19.2%	29.6%	23.7%

Gaylord Texan:
Revenue	$60,830	$58,675	$200,235	$202,310
Less: Retail Inventory Adjustment	—	(732)	—	(732)

Adjusted Revenue	$60,830	$57,943	$200,235	$201,578
Available Room Nights	139,012	139,012	553,026	551,419
Adjusted Total RevPAR	$437.59	$416.82	$362.07	$365.56

Total CCF	$19,194	$19,420	$62,442	$67,268
Add: Base Management Fee	1,050	—	1,050	—

Adjusted CCF	$20,244	$19,420	$63,492	$67,268
CCF Margin	31.6%	33.1%	31.2%	33.2%
Adjusted CCF Margin	33.3%	33.5%	31.7%	33.4%

Gaylord National:
Revenue	$61,922	$64,966	$242,379	$235,113
Less: Retail Inventory Adjustment	—	(617)	—	(617)

Adjusted Revenue	$61,922	$64,349	$242,379	$234,496
Available Room Nights	183,632	183,632	730,536	728,540
Adjusted Total RevPAR	$337.21	$350.42	$331.78	$321.87

Total CCF	$13,861	$16,049	$65,846	$56,292
Add: Base Management Fee	1,037	—	1,037	—

Adjusted CCF	$14,898	$16,049	$66,883	$56,292
CCF Margin	22.4%	24.7%	27.2%	23.9%
Adjusted CCF Margin	24.1%	24.9%	27.6%	24.0%

Inn at Opryland (and Other Hospitality):
Revenue	$2,405	$2,427	$10,072	$7,571
Less: Retail Inventory Adjustment	—	—	—	—

Adjusted Revenue	$2,405	$2,427	$10,072	$7,571
Available Room Nights	27,876	27,876	110,898	90,705
Adjusted Total RevPAR	$86.27	$87.06	$90.82	$83.47

Total CCF	$1,152	$1,057	$3,099	$1,721
Add: Base Management Fee	14	—	14	—

Adjusted CCF	$1,166	$1,057	$3,113	$1,721
CCF Margin	47.9%	43.6%	30.8%	22.7%
Adjusted CCF Margin	48.5%	43.6%	30.9%	22.7%